Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2019 Results; Announces Preliminary 2019 Year-End Reserves, Quarterly Dividend and Increase in Existing Share Repurchase Authorization to $25 Billion

HOUSTON--(BUSINESS WIRE)--February 4, 2020--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2019 earnings of $0.7 billion, or $0.65 per share, compared with fourth-quarter 2018 earnings of $1.9 billion, or $1.61 per share. Excluding special items, fourth-quarter 2019 adjusted earnings were $0.8 billion, or $0.76 per share, compared with fourth-quarter 2018 adjusted earnings of $1.3 billion, or $1.13 per share. Special items for the current quarter included primarily a non-cash impairment related to a planned Lower 48 disposition, partially offset by an unrealized gain on Cenovus Energy equity.

Full-year 2019 earnings were $7.2 billion, or $6.40 per share, compared with full-year 2018 earnings of $6.3 billion, or $5.32 per share. Excluding special items, full-year 2019 adjusted earnings were $4.0 billion, or $3.59 per share, compared with full-year 2018 adjusted earnings of $5.3 billion, or $4.54 per share.

Full-Year 2019 Summary

  Cash provided by operating activities was $11.1 billion. Excluding working capital, cash from operations (CFO) of $11.7 billion exceeded capital expenditures and investments, generating free cash flow of more than $5 billion.
  Repurchased $3.5 billion of shares and paid $1.5 billion in dividends fully funded from free cash flow, representing a return of 43 percent of CFO to shareholders.
  Increased the quarterly dividend by 38 percent to 42 cents per share.
  Achieved 100 percent total reserve replacement and 117 percent organic reserve replacement.
  Full-year production, excluding Libya, of 1,305 MBOED; underlying production grew 5 percent.
  Increased full-year Lower 48 Big 3 production by 22 percent.
  Executed successful Alaska appraisal program; conducted appraisal drilling and commissioned infrastructure at Montney in Canada.
  Completed Lower 48, Alaska and Argentina acquisitions; awarded a new 20-year Indonesia Corridor Block production sharing contract (PSC).
  Generated $3 billion in disposition proceeds; entered into agreements to sell Australia-West assets for $1.4 billion and Niobrara for $0.4 billion, both subject to customary closing adjustments, as well as regulatory and other approvals.
  Reduced asset retirement obligations by $2.3 billion primarily from closed and pending dispositions.
  Ended the year with cash, cash equivalents and restricted cash totaling $5.4 billion and short-term investments of $3 billion, equaling $8.4 billion of ending cash and short-term investments.
  Achieved 11 percent return on capital employed.

“Strong 2019 performance capped off a highly successful three-year period in which we transformed our business model and significantly improved our underlying performance drivers across the company,” said Ryan Lance, chairman and chief executive officer. “We’ve positioned ConocoPhillips to deliver sustained value through price cycles due to our strong balance sheet, focus on free cash flow generation, compelling returns of and returns on capital and our commitment to environmental, social and governance leadership. We have laid out a powerful 10-year plan based on our formula for value creation and we look forward to successfully delivering that plan in the quarters and years ahead.”

Quarterly Dividend and Share Repurchase Authorization Increase

ConocoPhillips announced a quarterly dividend of 42 cents per share, payable March 2, 2020, to stockholders of record at the close of business on Feb. 14, 2020.

The company also announced that the Board of Directors approved a $10 billion increase in the existing share repurchase program to $25 billion, consistent with the company’s plan for future share repurchases. Since program inception in late 2016 the company has repurchased $9.6 billion in shares through 2019, and plans $3 billion in share repurchases during 2020.

Reserves Update

Preliminary 2019 year-end proved reserves are approximately 5.3 billion barrels of oil equivalent (BOE), with total reserve replacement of 100 percent, including a net decrease of approximately 0.1 billion BOE from closed dispositions related largely to the United Kingdom divestiture.

Excluding disposition impacts, organic reserve replacement is 117 percent. Approximately 50 percent of organic reserve additions are from Lower 48 unconventional assets. The remaining additions were evenly spread across the other operating segments.

Final information related to the company’s 2019 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in February.

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2019 was 1,289 thousand barrels of oil equivalent per day (MBOED), a decrease of 24 MBOED from the same period a year ago. Adjusting for closed dispositions and acquisitions, underlying production increased 24 MBOED primarily due to production growth from the Big 3, development programs and major projects in Alaska, Europe and Asia Pacific. This growth more than offset normal field decline. Production from Libya averaged 45 MBOED.

In the Lower 48, production from the Big 3 averaged 387 MBOED, including Eagle Ford of 221 MBOED, Bakken of 96 MBOED and Permian Unconventional of 70 MBOED. In Alaska, the company completed drilling a horizontal appraisal well into the recently discovered Narwhal trend. In Canada, the Surmont alternative diluent project started up, providing the flexibility to use both condensate and synthetic crude for bitumen blending. Additionally, in Indonesia a new 20-year Corridor Block PSC was awarded, extending the term to 2043.

Earnings decreased from fourth-quarter 2018 due to the absence of a gain on sale of partial interest in the United Kingdom Clair Field in 2018, as well as a non-cash impairment related to the pending sale of Niobrara, lower realized prices and reduced volumes as a result of dispositions. These decreases were partially offset by the change in Cenovus Energy equity market value. Excluding special items, adjusted earnings were lower compared with fourth-quarter 2018 due to lower realized prices and volumes. The company’s total realized price was $47.01 per BOE, 11 percent lower than the $53.00 per BOE realized in the fourth quarter of 2018, reflecting lower marker prices.

For the quarter, cash provided by operating activities was $3 billion. Excluding a $0.3 billion change in operating working capital, ConocoPhillips generated CFO of $2.7 billion. CFO did not include a quarterly payment required by the PDVSA International Chamber of Commerce (ICC) settlement. Capital expenditures and investments totaled $1.6 billion, share repurchases were $0.7 billion, and dividends were $0.5 billion.

Full-Year Review

Production excluding Libya for 2019 was 1,305 MBOED, a 63 MBOED increase from 1,242 MBOED in 2018. Adjusting for closed dispositions and acquisitions, underlying production increased 59 MBOED primarily due to growth from the Big 3, development programs and major projects in Alaska, Europe and Asia Pacific. This growth more than offset normal field decline. Production from Libya averaged 43 MBOED in 2019.

The company’s total realized price for 2019 was $48.78 per BOE, 9 percent lower than the $53.88 per BOE realized in 2018. This reduction reflected lower price realizations for crude, natural gas liquids and natural gas, partially offset by higher price realizations for bitumen and liquefied natural gas.

In 2019, cash provided by operating activities was $11.1 billion. Excluding a $0.6 billion change in operating working capital, ConocoPhillips generated $11.7 billion in CFO, exceeding the total of $6.6 billion in capital expenditures and investments, $3.5 billion in share repurchases and $1.5 billion in dividends. CFO included $325 million collected through September from the PDVSA ICC settlement. Capital expenditures and investments included approximately $0.3 billion primarily for acquisitions in Lower 48 and Alaska, as well as for the Indonesia PSC award. The company also generated $3 billion in disposition proceeds and purchased $2.9 billion of short-term and long-term financial instruments. This resulted in a year-end balance of $5.4 billion in cash, cash equivalents and restricted cash, as well as $3 billion in short-term investments.

Outlook

The company’s 2020 operating plan capital guidance is $6.5 billion to $6.7 billion. The plan includes funding for ongoing development drilling programs, major projects, exploration and appraisal activities, as well as base maintenance. Capital spend is expected to be higher in the first quarter largely from winter construction and exploration and appraisal drilling in Alaska. Guidance does not include capital for acquisitions.

The company’s 2020 production guidance is 1,230 MBOED to 1,270 MBOED, including the impact of a recent third-party pipeline outage on the Kebabangan Field in Malaysia. First-quarter 2020 production is expected to be 1,240 MBOED to 1,280 MBOED. Production guidance excludes Libya.

Guidance for 2020 operating cost is $5.9 billion; adjusted corporate segment net expense is $1 billion; depreciation, depletion and amortization is $6 billion; and exploration dry hole and leasehold impairment expense is $0.1 billion. Guidance excludes potential special items.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 10,400 employees as of Dec. 31, 2019. Production excluding Libya averaged 1,305 MBOED for 2019, and proved reserves were 5.3 BBOE as of Dec. 31, 2019. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as "anticipate," "estimate," "believe," “budget,” "continue," "could," "intend," "may," "plan," "potential," "predict," “seek,” "should," "will," “would,” "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO), free cash flow, return on capital employed (ROCE), adjusted operating costs, adjusted corporate segment net expense and adjusted dry hole and leasehold impairment expense. Operating costs is defined by the Company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that do not directly relate to the Company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. Adjusted corporate segment net expense is defined as corporate and other segment earnings adjusted for special items. Dry hole and leasehold impairment expense are components of and reported within exploration expenses.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), adjusted operating costs and adjusted corporate segment net expense, are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies. The company also believes that free cash flow is useful to investors as it provides a measure to compare CFO after deduction of capital expenditures and investments across periods on a consistent basis. Free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The company believes that ROCE is a good indicator of long-term company and management performance. ROCE is a measure of the profitability of ConocoPhillips' capital employed in its business. ConocoPhillips calculates ROCE as a ratio, the numerator of which is net income plus after-tax interest expense and excluding after-tax interest income, and the denominator of which is average total equity plus total debt adjusted for average cash, cash equivalents, restricted cash and short-term investments. The net income is adjusted for non-operational or special items impacts. The Company believes that the above-mentioned non-GAAP measures, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the terms underlying production, reserve replacement and organic reserve replacement. Underlying production excludes Libya and reflects the impact of closed acquisitions and dispositions (A&D) with an assumed close date of January 1, 2018. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. Reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. The Company believes that reserve replacement and organic reserve replacement are useful to investors to help understand how changes in proved reserves, net of production, compare with the Company’s current year production, inclusive and exclusive of acquisitions and dispositions, respectively.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q19				4Q18				2019 FY				2018 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$ 720	0.65			1,868	1.61			7,189	6.40			6,257	5.32
Adjustments:
Impairments	386	(90)	296	0.27	(52)	21	(31)	(0.03)	682	(156)	526	0.47	(52)	30	(22)	(0.02)
Qatar deferred tax adjustment	118	-	118	0.11	-	-	-	-	118	-	118	0.11	-	-	-	-
Pending claims and settlements	10	33	43	0.04	(85)	(8)	(93)	(0.08)	(378)	(4)	(382)	(0.34)	(506)	64	(442)	(0.38)
Unrealized (gain) loss on FX derivative	18	(3)	15	0.01	(6)	1	(5)	-	33	(5)	28	0.02	(14)	3	(11)	(0.01)
Pension settlement expense	8	(2)	6	0.01	35	(7)	28	0.02	45	(9)	36	0.03	196	(36)	160	0.14
Net gain on asset sales	(67)	11	(56)	(0.05)	(851)	(29)	(880)	(0.75)	(1,880)	(348)	(2,228)	(1.98)	(1,002)	10	(992)	(0.84)
Deferred tax adjustments	-	(151)	(151)	(0.14)	-	(177)	(177)	(0.15)	-	(178)	(178)	(0.16)	-	(177)	(177)	(0.15)
Unrealized (gain) loss on CVE shares	(160)	-	(160)	(0.14)	624	(27)	597	0.51	(649)	-	(649)	(0.58)	437	(1)	436	0.37
Malaysia Deepwater tax incentive	-	-	-	-	-	-	-	-	-	(164)	(164)	(0.15)	-	-	-	-
Recognition of deferred income	-	-	-	-	-	-	-	-	(297)	62	(235)	(0.21)	(104)	-	(104)	(0.09)
Alberta tax rate change	-	-	-	-	-	-	-	-	-	(25)	(25)	(0.02)	-	-	-	-
Restructuring	-	-	-	-	3	(1)	2	-	-	-	-	-	40	(9)	31	0.03
Premiums on early debt retirement	-	-	-	-	-	-	-	-	-	-	-	-	208	(13)	195	0.17
Adjusted earnings / (loss)			$ 831	0.76			1,309	1.13			4,036	3.59			5,331	4.54

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

	4Q19	2019 FY
Net Cash Provided by Operating Activities	2,982	11,104

Adjustments:
Net operating working capital changes	313	(579)
Cash from operations	2,669	11,683

Capital expenditures and investments	1,595	6,636
Free Cash Flow	1,074	5,047

ConocoPhillips
Table 3: Reconciliation of reported production to underlying production
In MBOED, Except as Indicated

	4Q19	4Q18	2019 FY	2018 FY
Total Reported Production	1,334	1,357	1,348	1,283

Adjustments:
Libya	(45)	(44)	(43)	(41)
Total Production excluding Libya	1,289	1,313	1,305	1,242

Dispositions[1]	(2)	(82)	(51)	(87)
Acquisitions[2]	-	32	-	40
Total Underlying Production	1,287	1,263	1,254	1,195
[1]Includes production from the completed U.K. and various Lower 48 dispositions.
[2]Includes production from the additional interests acquired in Alaska.

ConocoPhillips
Table 4: Reconciliation of preliminary year-end reserves to replacement from additions
MMBOE, Except as Indicated

End of 2018	5,263
End of 2019	5,262
Change in reserves	(1)

Production[1]	512
Change in reserves excluding production[1]	511
Total reserve replacement ratio	100%

Production[1]	512
Purchases[2]	(2)
Sales[2]	88
Changes in reserves excluding production[1], purchases[2] and sales[2]	597
Organic reserve replacement ratio	117%

[1]Production includes fuel gas and Libya
[2]Purchases refers to acquisitions and sales refers to dispositions

ConocoPhillips
Table 5: Return on capital employed (ROCE)
$ Millions, Except as Indicated

Numerator	2019 FY	2018 FY
Net Income Attributable to ConocoPhillips	7,189	6,257
Adjustment to exclude special items	(3,153)	(926)
Net income attributable to noncontrolling interests	68	48
After-tax interest expense	637	594
After-tax interest income	(119)	(77)
ROCE Earnings	4,622	5,896

Denominator
Average total equity[1]	33,713	31,363
Average total debt[2]	14,930	16,088
Average total cash[3]	(7,352)	(5,446)
Average capital employed	41,291	42,005

ROCE (percent)	11.2%	14.0%

[1]Average total equity is the average of beginning total equity and ending total equity by quarter.
[2]Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter.
[3] Average total cash is the average of beginning cash, cash equivalents, restricted cash and short-term investments and ending cash, cash equivalents, restricted cash and short-term investments by quarter.

ConocoPhillips
Table 6: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	2019 FY	2020 FY Guidance

Production and operating expenses	5,322	~5,100
Adjustments:
Selling, general and administrative (G&A) expenses	556	~350
Exploration G&A, G&G and lease rentals	322	~450
Operating costs	6,200	~5,900

Adjustments to exclude special items
Less pending claims and settlements	(60)	-
Adjusted operating costs	6,140	~5,900

ConocoPhillips
Table 7: Reconciliation of adjusted corporate segment net expense
$ Millions, Except as Indicated

	2019 FY	2020 FY Guidance

Corporate and Other earnings	38	~(1,000)

Adjustments to exclude special items:
Less unrealized loss (gain) on CVE share	(649)	-
Less pension settlement expense	45	-
Less unrealized loss (gain) on FX derivative	33	-
Less pending claims and settlements	(44)	-
Less recognition of deferred revenue	(297)	-
Less tax on special items	(86)	-
Adjusted corporate segment net expense	(960)	~(1,000)

ConocoPhillips
Table 8: Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	2019 FY	2020 FY Guidance

Dry holes	200	~90
Leasehold impairment	221	~10
Dry hole and leasehold impairment	421	~100

Adjustment to exclude special items:
Less impairments	(148)	-
Adjusted dry hole and leasehold impairment	273	~100

Contacts

John C. Roper (media)
281-293-1451
john.c.roper@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com